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Exhibit 10.15

SECOND AMENDMENT AND WAIVER

    THIS SECOND AMENDMENT AND WAIVER (this "Amendment") to the Credit Agreement identified below, is made and entered into as of this 14th day of November, 2001 by DURATEK, INC. (f/k/a GTS Duratek, Inc.), a corporation organized under the laws of Delaware (the "Company" or the "Borrower") and each Subsidiary of the Borrower who has become a borrower pursuant to the terms of the Credit Agreement referred to below (the "Subsidiary Borrowers," and with the Borrower collectively referred to as the "Borrowers"), the Lenders party to such Credit Agreement, and FIRST UNION NATIONAL BANK, as Administrative Agent for the Lenders.

Statement of Purpose

    The Lenders have extended certain credit facilities to the Borrowers pursuant to the Second Amended and Restated Credit Agreement dated as of June 8, 2000 (as amended by the First Amendment and Waiver dated as of April 16, 2001, and as further amended, restated or otherwise modified, the "Credit Agreement"), by and among the Borrowers, the Lenders party thereto, the Administrative Agent, CREDIT LYONNAIS NEW YORK BRANCH, as Documentation Agent, and FLEET NATIONAL BANK, as Syndication Agent.

    The Borrowers have requested that the Lenders waive certain Events of Default and make certain amendments to the Credit Agreement.

    Subject to the terms and conditions of this Amendment, the Administrative Agent and the Lenders are willing to agree to the requested waivers and amendments.

    NOW THEREFORE, to induce the Lenders and the Administrative Agent to agree to the requested waivers and amendments and to induce the Lenders to continue to make extensions of credit to the Borrowers and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

    SECTION 1.  Definitions.  All capitalized undefined terms used in this Amendment shall have the meanings assigned thereto in the Credit Agreement.

    SECTION 2.  Waiver.  Subject to the terms and conditions hereof, including, without limitation, the conditions to effectiveness set forth in Section 7 hereof, the Administrative Agent and the Lenders agree to waive the Defaults and Events of Default arising under Section 12.1(c), Section 12.1(d), and Section 12.1(e) of the Credit Agreement and under Section 5 of the First Amendment resulting directly from the breach of the following Sections of the Credit Agreement, or First Amendment, as applicable, in each case solely with respect to the dates set forth below:

  (a)
  the breach, if any, of Section 10.3 of the Credit Agreement, "Interest Coverage Ratio" (i) arising prior to September 30, 2001 and caused solely by the calculation of Interest Expense for purposes of calculating the Interest Coverage Ratio pursuant to such Section 10.3 to exclude non-cash interest, rather than to include non-cash interest and (ii) by permitting the ratio of (A) EBITDA for the period of January 1, 2001 through and including the fiscal quarter ending September 30, 2001 to (B) Interest Expense for the period of January 1, 2001 through and including the fiscal quarter ending September 30, 2001 to be less than 3.00 to 1.00;

  (b)
  the breach of Section 11.8(b) of the Credit Agreement, "Aging and Secondary Waste", by permitting the quantity of Aged Waste to exceed 1,000,000 lbs. as of the fiscal quarter ended September 30, 2001;

  (c)
  the breach of Section 5(a) of the First Amendment, by failing to deliver a final Consultant's Report (as defined in the First Amendment) in form and substance satisfactory to the Administrative Agent and Required Lenders on or prior to June 16, 2001; and

  (d)
  the breach of (i) Section 5(e) of the First Amendment by failing to comply with the provisions of Section 9.16 of the Credit Agreement and Section 4.03 of the Security Agreement, in each case with respect to the Additional Intellectual Property (as defined in the First Amendment, but excluding U.S. Patent No. 5,851,246, which shall no longer constitute "Additional Intellectual property") on or prior to May 16, 2001 and (ii) the provisions of Section 9.16 of the Credit Agreement and Section 4.03 of the Security Agreement, in each case with respect to the additional trademarks identified on Schedule II hereto (the "Additional Trademarks") on or prior to the date specified for compliance therein; provided that the waiver set forth in this Section 2(d) shall expire and be of no further force and effect on January 15, 2002 unless the Borrowers shall have complied with the provisions of Section 9.16 of the Credit Agreement and Section 4.03 of the Security Agreement, in each case with respect to the Additional Intellectual Property and the Additional Trademarks on or prior to such date.

Upon satisfaction of the conditions precedent set forth in Section 7 hereof, (1) the waivers set forth in Section 2(a)(i) shall be deemed to have been effective as of the date of the corresponding Default or Event of Default relating thereto, and (2) the waivers set forth in Section 2(a)(ii) and Section 2(b) through Section 2(d)  shall be effective as of September 30, 2001.

    SECTION 3.  Amendments.  Subject to the terms and conditions hereof, including, without limitation, the conditions to effectiveness set forth in Section 7 hereof, the Administrative Agent and the Lenders agree to amend the Credit Agreement as follows:

  (a)
  Section 1.1, "Definitions", is hereby amended:

  (i)
  by inserting in alphabetical order the following newly defined terms:

      "'Employee Stock Purchase Plan' means the Employee Stock Purchase Plan adopted by the shareholders of Duratek, Inc. on June 8, 2001."

      "'Second Amendment' means the Second Amendment and Waiver to the Credit Agreement dated as of November  , 2001, by and among the Borrowers, the Lenders and the Administrative Agent."

      "'Second Amendment Effective Date' shall have the meaning assigned thereto in Section 7 of the Second Amendment."

    (ii)
    by amending and restating, in their entirety, the following definitions:

      "'Compliance Verification Date' means the later to occur of (a) the date on which the Borrowers deliver quarterly financial statements (and the related Officer's Compliance Certificate) to the Administrative Agent and Lenders, which such quarterly financial statements (and related Officer's Compliance Certificate) demonstrate compliance with each of the financial covenants set forth in Article X as of any fiscal quarter end following the last day of the Adjustment Period and (b) the date on which the Administrative Agent and Lenders receive a copy of the Final Consultant's Report (as defined in the Second Amendment); provided, in each case, that no Default or Event of Default has occurred and is continuing as of such date."

  (b)
  Section 11.7(d) "Limitations on Dividends and Distributions" of the Credit Agreement is hereby deleted in its entirety and the following new Section 11.7(d) is substituted in lieu thereof:

      "(d) GTS shall be permitted:

(i)	to make stock repurchases pursuant to the Employee Stock Purchase Plan in accordance with the terms thereof (to the extent the provisions of this clause (i) are inconsistent with the provisions of Section 5(d)(iii) of the First Amendment, this clause (i) shall control); and
(ii)
to make other stock repurchases; provided that with respect to this clause (ii) only, (A) such repurchase is pursuant to a repurchase plan duly adopted by the board of directors of GTS, (B) no Default or Event of Default has occurred and is continuing or would result from such stock repurchase, (C) the Borrowers shall have demonstrated compliance with each of the financial covenants set forth in Article X after giving Pro Forma effect to the proposed transaction, (D) the aggregate amount of all share repurchases during the term of this Agreement shall not exceed $8,000,000 in the aggregate and (E) after giving Pro Forma effect to the proposed transaction, the Leverage Ratio shall be less than or equal to 2.0 to 1.0."

Upon satisfaction of the conditions precedent set forth in Section 7 hereof, the amendments set forth in this Section 3 shall be deemed effective as of the Second Amendment Effective Date.

    SECTION 4.  Additional Limitations to Extensions of Credit.

(a)
In addition to any limitations or conditions in the Credit Agreement otherwise applicable to the extending, making, continuing, or converting any Extensions of Credit under the Revolving Credit Facility, the Swingline Facility and the L/C Facility, from the date of the Second Amendment until the earlier to occur of (i) the Compliance Verification Date and (ii) the date on which the Required Lenders notify the Borrower in writing that a higher Temporary Limit (as defined below) has been established by the Required Lenders, the aggregate amount of all Extensions of Credit under the Revolving Credit Facility, the Swingline Facility and the L/C Facility (including any Reimbursement Obligations) outstanding at any one time shall not exceed the lesser of (X) the Borrowing Limit or (Y) the maximum amount (the "Temporary Limit") corresponding to the applicable period, in each case, as set forth below:.

Period	Temporary Limit
Date of the Second Amendment through December 31, 2001	$30,000,000
Thereafter	$27,500,000
(b)
Immediately upon the date of the Second Amendment and at any time the aggregate amount of all Extensions of Credit under the Revolving Credit Facility exceed the Temporary Limit, the Borrowers shall, in accordance with Section 2.4(b) and Section 2.6(c) of the Credit Agreement, make all necessary prepayments of Extensions of Credit under the Revolving Credit Facility such that the aggregate amount of all Extensions of Credit under the Revolving Credit Facility do not exceed the Temporary Limit set forth in Section 4(a) above.

    SECTION 5.  Other Agreements.

(a)
No later than December 15, 2001, the Borrowers shall retain the services of a management consultant (the "Borrowers' Consultant") satisfactory to the Administrative Agent. The Borrowers' Consultant shall be retained to evaluate the Borrowers' cost management program, Waste processing procedures and such other aspects of the Borrowers' business as reasonably requested in writing on or prior to December 31, 2001 by the Management Consultant (as defined in the

  First Amendment) previously retained on behalf of the Administrative Agent and Lenders pursuant to the First Amendment. No later than January 31, 2002, the Borrower's Consultant shall deliver to the board of directors of Duratek, Inc. (the "Board"), the Borrowers, the Administrative Agent, the Lenders and the Management Consultant a report (the "Cost Management Recommendations Report") in form and substance reasonably acceptable to the Administrative Agent and Required Lenders; provided that in any event such Cost Management Recommendations Report shall meet the minimum requirements set forth on Schedule I hereto.

(b)
Upon delivery of the Cost Management Recommendations Report, the Borrowers hereby covenant and agree to implement the Cost Management Recommendations Report in accordance (as reasonably determined by the Administrative Agent) with the time line (including the definitive completion date thereof) set forth therein; except to the extent that the Borrowers deliver to the Board, the Administrative Agent, the Lenders, the Borrowers' Consultant and the Management Consultant, on or before February 15, 2002, a statement (the "Objection Statement") prepared by the management of Duratek, Inc. ("Management") explaining in reasonable detail any reasons why the Borrowers are unwilling or unable to comply with any part of the recommendations or why such compliance is not feasible. On or before March 1, 2002, the Borrowers' Consultant and the Management Consultant shall deliver to the Board, the Administrative Agent, the Lenders and to each other, separate written responses (the "Consultant Responses") to the Objections Statement.

(c)
On or prior to March 15, 2001, the Board (i) shall review the Cost Management Recommendations Report, the Objections Statement and the Consultant Responses, (ii) shall determine whether to implement all or any portion of the Cost Management Recommendations Report after giving due and appropriate consideration to the Cost Management Recommendations Report, the Objections Statement and the Consultant Responses, and (iii) shall cause Management to deliver written notice to the Administrative Agent, the Lenders, the Borrowers' Consultant and the Management Consultant of the determination of the Board made pursuant to the foregoing clause (ii).

(d)
The Borrowers shall deliver written notice (a "Completion Notice") to the Administrative Agent, the Lenders and the Management Consultant upon completion of the implementation of the Cost Management Recommendations Report, with respect to the recommendations approved by the Board pursuant to clause (c) above. Upon delivery of such Completion Notice, the Borrowers shall provide such reasonable assistance and cooperation as required by the Administrative Agent and the Management Consultant in order to permit the Management Consultant to verify the completion of the implementation of the Cost Management Report. In the event the Management Consultant verifies such completion, it shall promptly prepare and deliver a report (the "Final Consultant's Report") to the Administrative Agent and the Lenders acknowledging such completion and evaluating the results of the Borrowers' implementation of the Cost Management Recommendations Report. In the event that the Management Consultant is unable to verify such completion, it shall promptly notify the Administrative Agent and Lenders of that conclusion.

(e)
The Borrowers hereby covenant and agree that the Maine Yankee Waste (as defined in the Firs Amendment) shall be fully processed and disposed of by the Borrowers (and the Borrowers shall have satisfied all obligations to store, process, or dispose of the Maine Yankee Waste) on or prior to December 31, 2002.

(f)
The Borrowers hereby covenant and agree that no later than December 15, 2001, the Borrowers shall deliver to each of the Administrative Agent, Lenders and the Management Consultant (i) a report, in form and substance satisfactory to the Administrative Agent, analyzing the cash and profitability impact (on an actual basis and on a GAAP basis) of processing the amount of Aged Waste on site as of September 30, 2001; and (ii) a report, and substance satisfactory to the Administrative Agent detailing, on a monthly basis historical Waste processing activities (including, without limitation, a reconciliation of the amount of Waste at the Borrowers' facilities at the beginning of each month to the amount of Waste at the Borrowers' facilities at the end of each month) for the period of January 1, 2001 to October 31, 2001.

(g)
The Borrowers hereby covenant and agree that no later than January 31, 2002, the Borrowers shall deliver to each of the Administrative Agent, Lenders and the Management Consultant a report, in form and substance satisfactory to the Administrative Agent (i) detailing a good faith estimate of the costs associated with processing and disposing of the Maine Yankee Waste on or prior to December 31, 2002 and (ii) describing the Borrowers' plans for obtaining compensation for alleged contract breaches relating to the Maine Yankee Waste.

(h)
As soon as practicable, but in no event later than thirty (30) days following the end of each calendar month (commencing with November, 2001), the Borrowers hereby covenant and agree to deliver to the Administrative Agent and the Lenders (i) a report, in form and substance satisfactory to the Administrative Agent detailing, on a monthly basis, Waste processing activities (including, without limitation, a reconciliation of the amount of Waste at the Borrowers' facilities at the beginning of each month to the amount of Waste at the Borrowers' facilities at the end of each month) and (ii) a report, in form and substance satisfactory to the Administrative Agent, detailing the progress made by the Borrowers in processing and disposing of the Maine Yankee Waste (including, without limitation, (A) a discussion and analysis of any variations in actual costs associated with processing and disposing of the Maine Yankee Waste on or prior to December 31, 2002 from the projected costs identified in the report delivered by the Borrowers pursuant to Section 5(g) above and (B) evidence that the Borrowers have obtained all necessary Governmental Approvals and other consents to permit the continued storage, processing and disposal of the Maine Yankee Waste on or prior to the applicable date on which such Governmental Approvals and other consents must be obtained.)

(i)
The Borrowers hereby covenant and agree to deliver to the Administrative Agent and Lenders a management prepared discussion and analysis, in form and substance satisfactory to the Administrative Agent, of its monthly financial statements on each date that financial statements are required to be delivered pursuant to Section 8.1(d) of the Credit Agreement.

(j)
As soon as practicable, but in no event later than Friday of each calendar week (commencing with the November 30, 2001), the Borrowers hereby covenant and agree to deliver to the Administrative Agent and the Lenders (i) a statement, in form and substance satisfactory to the Administrative Agent, of projected weekly cash flows for the thirteen (13) consecutive calendar week period immediately following such date of delivery and (ii) a comparison of (A) the actual cash flows for the calendar week ending seven days prior to such date to (B) the cash flow projections statement previously delivered (if applicable) for such calendar week pursuant to this Section 5(j). For purposes of this Section 5(j) to the extent the scheduled date of delivery of any such statement or comparison is not a Business Day, such statement or comparison shall be deemed timely delivered if delivered on the next Business Day immediately following the originally scheduled date of delivery.

(k)
The Borrowers shall provide such reasonable assistance and cooperation as required by the Administrative Agent and the Management Consultant in order to permit the Management Consultant to monitor and evaluate (on a monthly basis) (i) the Borrowers' compliance with Section 5(a) through Section 5(j) and (ii) the implementation of the Cost Management Recommendations Report (including, without limitation, the preparation by the Management Consultant of a monthly status report regarding the foregoing clause (i) and clause (ii)). The Borrowers shall promptly pay on demand all reasonable fees and expenses of such Management Consultant.

The parties hereto agree that any breach and/or failure of any agreement, requirement or condition contained in this Section 5(a) through Section 5(k) shall be an immediate Default and Event of Default under the Credit Agreement. Moreover, the parties hereto agree that time is of the essence with respect to the agreements, requirements, and conditions of this Section 5.

    SECTION 6.  Consent.  Notwithstanding anything in the Credit Agreement to the contrary (including, without limitation, Section 11.12 of the Credit Agreement), the Administrative Agent and Required Lenders hereby consent to the BNFL Settlement (as defined in the Officer's Certificate referred to in Section 7(c) below).

    SECTION 7.  Conditions to Effectiveness.  Upon receipt by the Administrative Agent of each of the following, in each case in form and substance satisfactory to the Administrative Agent, this Amendment shall be deemed to have an effective date (the "Second Amendment Effective Date") as of September 30, 2001:

(a)
copies of this Amendment, duly executed and delivered by (i) the Borrowers and (ii) the Administrative Agent on behalf of and at the request of Lenders constituting Required Lenders under the Credit Agreement;

(b)
payment by the Borrowers to the Lenders and the Administrative Agent, as applicable, of (i) the amendment fee and other fees described in those certain fee letters by and among the Company (on behalf of itself and the other Borrowers) and the Administrative Agent, and (ii) all outstanding fees and expenses (including, without limitation, all legal fees and expenses of counsel and third party consultants) of the Administrative Agent;

(c)
an Officer's Certificate, in form and substance satisfactory to the Administrative Agent, with respect to the proposed settlement of the BNFL Disputes (as defined in such Officer's Certificate); and

(d)
such other documents or requirements as the Administrative Agent deems necessary or appropriate.

    SECTION 8.  Limited Waiver and Amendment.

(a)
Except as expressly provided in this Amendment, the Credit Agreement and each other Loan Document shall continue to be, and shall remain, in full force and effect. This Amendment shall not be deemed or otherwise construed (i) to be a waiver of, or consent to or a modification or amendment of, any other term or condition of the Credit Agreement or any other Loan Document; (ii) to prejudice any other right or remedies that the Administrative Agent or the Lenders, or any of them, may now have or may have in the future under or in connection with the Credit Agreement or the Loan Documents, as such documents may be amended, restated or otherwise modified from time to time; (iii) to be a commitment or any other undertaking or expression of any willingness to engage in any further discussion with the Borrower or any other person, firm or corporation with respect to any waiver, amendment, modification or any other change to the Credit Agreement or the Loan Documents or any rights or remedies arising in favor of the Lenders or the Administrative Agent, or any of them, under or with respect to any such documents or (iv) to be a waiver of, or consent to or a modification or amendment of, any other term or condition of any other agreement by and among the Borrower, on the one hand, and the Administrative Agent or any other Lender, on the other hand.

(b)
Without limiting any of the foregoing, the Borrowers hereby expressly acknowledge that nothing in Section 5(a) through and including Section 5(d) is, or shall be deemed to be, a commitment or any other undertaking or expression of any willingness to engage in any further discussion with the Borrower or any other person, firm or corporation with respect to any waiver, amendment, modification or any other change to the Credit Agreement or the Loan Documents or any rights or remedies arising in favor of the Lenders or the Administrative Agent, or any of them, under or with respect to any such documents.

(c)
Without limiting any of the foregoing, the parties hereto agree and acknowledge (i) that neither any course of dealing among the parties, nor the waiver set forth in Section 2(a) above amends, modifies or otherwise changes the definition of "Interest Expense" set forth in the Credit Agreement and (ii) the defined term "Interest Expense" as set forth in the Credit Agreement does not exclude non-cash interest.

    SECTION 9.  Representations and Warranties.

(a)
By its execution hereof, the Company hereby certifies on behalf of itself and the other Borrowers that each of the representations and warranties set forth in the Credit Agreement and the other Loan Documents is true and correct as of the date hereof (other than representations and warranties which speak as of a specific date pursuant to the Credit Agreement, which representations and warranties shall have been true and correct as of such specific dates) as if fully set forth herein and that as of the date hereof, and that after giving effect to Section 2 herein, no Default or Event of Default has occurred and is continuing.

(b)
By its execution hereof, the Company hereby certifies on behalf of itself and the other Borrowers that the quantity of Aged Waste (excluding the Maine Yankee Waste) as of September 30, 2001 was (i) 1,577,228 lbs. plus, without duplication, (ii) the amount of Aged Waste designated for terminal processing and for which the manifest has terminated.

    SECTION 10.  Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

    SECTION 11.  Counterparts.  This Amendment may be executed in separate counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument.

[Signature Pages Follow]

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  Exhibit 10.15
SECOND AMENDMENT AND WAIVER